SECURITIES AND EXCHANGE COMMISSION

		      WASHINGTON, DC  20549

			  ____________

			    FORM 8-K

			 CURRENT REPORT

	      PURSUANT TO SECTION 13 OR 15(d) OF THE
		  SECURITIES EXCHANGE ACT OF 1934



    Date of Report (Date of earliest event reported):  May 26, 1995



	     International Airline Support Group, Inc.
	(Exact name of registrant as specified in its charter)


			    Delaware
	   (State or other jurisdiction of incorporation)


			    0-18352
		    (Commission File Number)


			  59-2223025
	      (IRS Employer Identification Number)



8095 N.W. 64th Street
Miami, Florida                                            33166
(Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code: (305) 593-2658


			    Not applicable
	(Former Name or Former Address, if Changed Since Last Report)


					Exhibit Index Located on Page:  N/A

					Total Number of Pages:            3

Item 5. Other Events.

On May 26, 1995, International Airline Support Group, Inc. (the "Company") received a notice of payment blockage from the holder
(the "Majority Noteholder") of a majority of the outstanding principal amount of the Company's 12% Senior Secured Notes due July 17, 1997
(the "Senior Notes"). Citing a continuing Event of Default under the agreement governing the Senior Notes as a result of the Company's noncompliance with certain financial covenants contained therein, the Majority Noteholder demanded that the scheduled interest payment which would otherwise have been payable on May 31, 1995 to holders of the Company's 8% Convertible Subordinated Debentures due August 31, 2003
(the "Debentures") not be paid. As a result of the Company's receipt of the notice of payment blockage, the Company did not make its scheduled
May 31, 1995 interest payment to the holders of the Debentures and may not make any other payments with respect to the Debentures until the earlier of (i) the expiration of a 180-day period commencing upon the date of the Company's receipt of such notice (the "Payment Blockage Period") or (ii) the receipt by the Company of written notice from the Majority Noteholder terminating such Payment Blockage Period. The aggregate interest payment due on May 31, 1995 was Two Hundred Thousand Dollars ($200,000.00). The Company expects to schedule meetings with the Debenture holders to initiate negotiations to restructure the terms of the Debentures.
There can be no assurances that the Company will successfully renegotiate the terms of the Debentures.

The failure to make the May 31, 1995 interest payment to the holders of the Debentures constitutes an Event of Default (following the expiration of the applicable grace period) under the agreement governing the Debentures.
If the Company remains in default under the terms of the Senior Notes and the Debentures, the holders of such instruments could accelerate the debt, resulting in principal of approximately Twenty Million
Dollars ($20,000,000.00) becoming immediately due and payable.
The Company would have no ability to repay such indebtedness if it were to be accelerated. The foregoing circumstances could require the Company to cease operations or to seek protection from its creditors through judicial reorganization proceedings.



Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  June 5, 1995



				  INTERNATIONAL AIRLINE SUPPORT GROUP, INC.



					      By: ________________________

						  Alexius A. Dyer III
						  President